UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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SCHMITT INDUSTRIES, INC.
(Name of Registrant as Specified in Its Charter)

SENTENTIA GROUP, LP SENTENTIA CAPITAL MANAGEMENT, LLC MICHAEL R. ZAPATA ANDREW P. HINES
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Sententia Capital Management, LLC, together with the other participants named herein (collectively, “Sententia”), has filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of director nominees at the 2018 annual meeting of shareholders of Schmitt Industries, Inc., an Oregon corporation.

Item 1: On October 1, 2018, Sententia issued the following press release:

Sententia Announces ISS Recommendation that Schmitt Shareholders “WITHHOLD” Votes from Legacy Director and Vote “Against” Say on Pay Proposal

ISS Cites “Historic Concerns Relating to Board Independence”

Advisory Firm Recommendation Adds to Growing Support for Board Accountability

NEW YORK, October 1, 2018 /PRNewswire/ -- Sententia Capital Management, LLC and its affiliates (collectively, “SENTENTIA” or “we”), the beneficial owners of approximately 8.1% of the outstanding shares of common stock of Schmitt Industries, Inc. (NASDAQ: SMIT) (“Schmitt” or the “Company”), today announced that, in a report issued on September 28, 2018, Institutional Shareholder Services (“ISS”), one of the world’s leading independent proxy advisor firm, recommended that Schmitt shareholders “WITHHOLD” votes from legacy director nominee Maynard E. Brown and vote “AGAINST” approval of Schmitt’s say-on-pay proposal at the Company’s annual meeting scheduled to be held on Friday, October 12, 2018, in Portland, Oregon.

Michael R. Zapata, founding manager for Sententia, commented, “We are pleased to see further support for our concerns with Schmitt. We urge fellow shareholders to join us in voting for needed accountability and independence in Schmitt’s boardroom. Together, with Andrew P. Hines, we are working to help unlock shareholder value at Schmitt with our comprehensive plan.”

In summarizing its recommendations, ISS commented (emphasis added):*

•	“The consistent net losses over the past decade appear to have been driven by an inability to deliver sustainable gross margins and to control operating expenses.”
•	“a credible argument could be made that the board did not react soon enough to remedy SMIT's deteriorating performance, given that concerns initially presented in FY2009.”
•	“it is too soon in the turnaround process to draw conclusions, and the strategy itself has been articulated in a manner that makes it difficult for shareholders to assess whether it is likely that SMIT will be able to deliver sustainable profits moving forward. This ineffective communication is problematic, particularly since it appears to be part of a wider pattern of shortcomings.”
•	“there are uncertainties about the viability of the company’s plan due to shortcomings in disclosure.”
•	“there are historic concerns relating to board independence (highlighted in ISS analyses from 2011-2016).”
•	“the board failed to demonstrate responsiveness to the concerns of shareholders reflected in say-on-pay vote outcomes for two consecutive years”
•	“WITHHOLD votes are warranted…for long-tenured incumbent director Maynard E. Brown – who, as chair of the compensation committee, also bears direct responsibility for the company's poor responsiveness to shareholder concerns regarding executive compensation”

We are encouraged by ISS’s recognition of the board’s historical independence issues and ISS’s recommendation that shareholders withhold votes on Maynard Brown, the longest tenured Schmitt director. We believe David Case should be held to the same standard as he has been in a leadership role at Schmitt since 1996. We believe that the lack of accountability on the board is a key reason for the last decade of cumulative negative $7.5 million in net income and destruction of shareholder value. During one of the strongest economies in a decade, Mr. Case continues to trumpet the “first profitable fiscal year for the Company since FY2012.” Schmitt shareholders deserve better.

REAL LEADERSHIP IS NEEDED

THE SENTENTIA PLAN

Sententia’s nominees are highly qualified and will ensure accountably and transparency and will work to unlock shareholder value through a comprehensive plan.

1)	Conduct Comprehensive Strategic Review to Evaluate
a.	Sale of non-operating real estate
b.	Potential sale of Xact and Acuity
c.	Main SBS business line to improve profitability

2)	Instill Operational Discipline
a.	Instill fiscal discipline across the Company though targeted cost-cuts
b.	Improve working capital management

3)	Improve Corporate Governance
a.	Improve compensation disclosures
b.	Eliminate staggered board
c.	Create a lead independent director
d.	Appoint two new highly qualified, independent board members

4)	Link Pay to Performance
a.	Cut director pay in line with peers
b.	Link executive pay to key performance metrics

A VOTE “FOR” SENTENTIA NOMINEES WILL BRING TRUE LEADERSHIP AND HELP MAXIMIZE SHAREHOLDER VALUE FOR SCHMITT SHAREHOLDERS

VOTE BLUE PROXY CARD TODAY

*Sententia has neither sought nor obtained consent from any third party to use previously published information as proxy soliciting material.

ADDITIONAL INFORMATION

SENTENTIA, together with the other participants in its proxy solicitation, have filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies in connection with the Company’s 2018 annual meeting of shareholders (the “Annual Meeting”). Shareholders are advised to read the proxy statement and any other documents related to the solicitation of shareholders of the Company in connection with the Annual Meeting because they contain important information. These materials and other materials filed by SENTENTIA with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by SENTENTIA with the SEC also are available, without charge, by directing a request to SENTENTIA's proxy solicitor, InvestorCom, at (877) 972-0090 for shareholders and (203) 972-9300 for banks and brokers.

ABOUT SENTENTIA CAPITAL: Sententia is a value investing based capital management firm that runs a concentrated, deep value portfolio. www.sententiacapital.com

Investor Contact

Investor Relations

212.851.3488

investorrelations@sententiacapital.com

Item 2: On October 1, 2018, Sententia published the following tweet:

Item 3: On October 1, 2018, Sententia published the following message on SumZero: